UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO.__)*


                                    DivX Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   255413 10 6
      ---------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_]  Rule 13d-1(b)

   [_]  Rule 13d-1(c)

   [X]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages

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   1. Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).
      Insight Venture Partners V, L.P.
      56-2511040
      ..........................................................................
--------------------------------------------------------------------------------

   2. Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  .....................................................................

      (b)  .....................................................................

--------------------------------------------------------------------------------
   3. SEC Use
      Only
--------------------------------------------------------------------------------
   4. Citizenship or Place of
      Organization             Delaware
                               .................................................
--------------------------------------------------------------------------------
                           5.     Sole Voting    232,550 shares of common stock
                                  Power          ...............................
 Number of Shares        -------------------------------------------------------
 Beneficially              6.     Shared Voting
 Owned by Each                    Power          ...............................
 Reporting               -------------------------------------------------------
 Person                    7.     Sole Dispositive
 With:                            Power           232,550 shares of common stock
                                                 ..............................
                         -------------------------------------------------------
                           8.     Shared Dispositive
                                  Power          ...............................
--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each
      Reporting Person                            232,550 shares of common stock
                                                  ..............................
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

11.   Percent of Class Represented by Amount in Row (9)        0.6%
                                                       .........................
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                               Page 2 of 13 pages

--------------------------------------------------------------------------------
  1.  Names of Reporting Persons.
      Insight Venture Partners (Cayman) V, L.P.
      42-1671585
      ..........................................................................
--------------------------------------------------------------------------------

   2. Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  .....................................................................

      (b)  .....................................................................

--------------------------------------------------------------------------------
   3. SEC Use
      Only
--------------------------------------------------------------------------------
   4. Citizenship or Place of
      Organization            Cayman Islands
                               .................................................
--------------------------------------------------------------------------------
                           5.     Sole Voting     70,409 shares of common stock
                                  Power          ...............................
 Number of Shares        -------------------------------------------------------
 Beneficially              6.     Shared Voting
 Owned by Each                    Power          ...............................
 Reporting               -------------------------------------------------------
 Person                    7.     Sole Dispositive
 With:                            Power            70,409 shares of common stock
                                                 ..............................
                         -------------------------------------------------------
                           8.     Shared Dispositive
                                  Power.........................................
--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each
      Reporting Person                             70,409 shares of common stock
                                                  ..............................
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

11.   Percent of Class Represented by Amount in Row (9)        0.2%
                                                       .........................
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                               Page 3 of 13 pages

--------------------------------------------------------------------------------
  1.  Names of Reporting Persons.
      Insight Venture Partners V (Employee Co-Investors), L.P.
      42-1671585
      ..........................................................................
--------------------------------------------------------------------------------

   2. Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  .....................................................................

      (b)  .....................................................................

--------------------------------------------------------------------------------
   3. SEC Use
      Only
--------------------------------------------------------------------------------
   4. Citizenship or Place of
      Organization             Delaware
                               .................................................
--------------------------------------------------------------------------------
                           5.     Sole Voting    13,673 shares of common stock
                                  Power          ...............................
 Number of Shares        -------------------------------------------------------
 Beneficially              6.     Shared Voting
 Owned by Each                    Power          ...............................
 Reporting               -------------------------------------------------------
 Person                    7.     Sole Dispositive
 With:                            Power          13,673 shares of common stock
                                                 ..............................
                         -------------------------------------------------------
                           8.     Shared Dispositive
                                  Power          ...............................
--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each
      Reporting Person                            13,673 shares of common stock
                                                  ..............................
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

11.   Percent of Class Represented by Amount in Row (9)        0.1%
                                                       .........................
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                                  Page 4 of 13 pages

--------------------------------------------------------------------------------
  1.  Names of Reporting Persons.
      Insight Venture Associates V, LLC
      83-0427715
      ..........................................................................
--------------------------------------------------------------------------------

   2. Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  .....................................................................

      (b)  .....................................................................

--------------------------------------------------------------------------------
   3. SEC Use
      Only
--------------------------------------------------------------------------------
   4. Citizenship or Place of
      Organization             Delaware
                               .................................................
--------------------------------------------------------------------------------
                           5.     Sole Voting
                                  Power          ...............................
 Number of Shares        -------------------------------------------------------
 Beneficially              6.     Shared Voting
 Owned by Each                    Power          316,632 shares of common stock
 Reporting                                       ...............................
 Person                  -------------------------------------------------------
 With:                     7.     Sole Dispositive
                                  Power          ...............................
--------------------------------------------------------------------------------
                           8.     Shared Dispositive
                                  Power          316,632 shares of common stock
                                                 ...............................
--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each
      Reporting Person                           316,632 shares of common stock
                                                 ...............................
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions).....................................

11.   Percent of Class Represented by Amount in Row (9)        0.9%
                                                       .........................
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
CO
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                               Page 5 of 13 pages

--------------------------------------------------------------------------------
  1.  Names of Reporting Persons.
      Insight  Holdings Group, LLC
      35-2158588
      ..........................................................................
--------------------------------------------------------------------------------

  2.  Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  .....................................................................

      (b)  .....................................................................

--------------------------------------------------------------------------------
  3.  SEC Use
      Only
--------------------------------------------------------------------------------
  4.  Citizenship or Place of
      Organization             Delaware
                               .................................................
--------------------------------------------------------------------------------
                           5.     Sole Voting
                                  Power ........................................
 Number of Shares        -------------------------------------------------------
 Beneficially              6.     Shared Voting
 Owned by Each                    Power  316,632 shares of common stock
 Reporting                               .......................................
 Person                  -------------------------------------------------------
 With:                     7.     Sole Dispositive
                                  Power
                                         ......................................
                         -------------------------------------------------------
                           8.     Shared Dispositive
                                  Power  316,632 shares of common stock
                                         .......................................
--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each
      Reporting Person                           316,632 shares of common stock
                                                 ...............................

10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions).....................................

11.   Percent of Class Represented by Amount in Row (9)        0.9%
                                                       .........................
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
CO
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                               Page 6 of 13 pages

ITEM 1.

    (A)      NAME OF ISSUER:

             DivX Inc.

    (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             4780 Eastgate Mall
             San Diego, CA  92121

ITEM 2.

    (A)      NAME OF PERSON FILING:

             Insight Venture Partners V, L.P.
             Insight Venture Partners (Cayman) V, L.P.
             Insight Venture Partners V (Employee Co-Investors), L.P. Insight Venture Associates V, LLC
             Insight Holdings Group, LLC

    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

    680 Fifth Avenue, 8th Floor
    New York, NY  10019

         See also supplemental information relating to principal business office is included in Exhibit 2(a) attached hereto.

    (B)      CITIZENSHIP:

             Insight Venture Partners V, L.P.                   : Delaware
             Insight Venture Partners (Cayman)
               V, L.P.                                          : Cayman Islands
             Insight Venture Partners V (Employee
               Co-Investors), L.P.                              : Delaware
             Insight Venture Associates V, LLC                  : Delaware
             Insight Holdings Group, LLC                        : Delaware

    (C)      TITLE OF CLASS OF SECURITIES (OF ISSUER):

             Common Stock

    (D)      CUSIP/ISIN NUMBER:

             255413106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240. 13D-1(B) OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

    Not applicable.

                               Page 7 of 13 pages

ITEM 4.  OWNERSHIP

    (A)      AMOUNT BENEFICIALLY OWNED:

             Insight Venture Partners V, L.P.                             :         232,550
             Insight Venture Partners (Cayman) V, L.P.                    :          70,409
             Insight Venture Partners V (Employee Co-Investors), L.P.     :          13,673
             Insight Venture Associates V, LLC                            :         316,632
             Insight Holdings Group, LLC                                  :         316,632

    (B)      PERCENT OF CLASS:

             Insight Venture Partners V, L.P.                     :       0.6 (as of December 31, 2007)
             Insight Venture Partners (Cayman) V, L.P.            :       0.2 (as of December 31, 2007)
             Insight Venture Partners V (Employee Co-Investors), L.P.:    0.1 (as of December 31, 2007)
             Insight Venture Associates V, LLC                    :       0.9 (as of December 31, 2007)
             Insight Holdings Group, LLC                          :       0.9 (as of December 31, 2007)


    (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)    Sole Power to Vote:

                    Insight Venture Partners V, L.P.                             :        232,550
                    Insight Venture Partners (Cayman) V, L.P.                    :        70,409
                    Insight Venture Partners V (Employee Co-Investors), L.P.     :        13,673
                    Insight Venture Associates V, LLC                            :        0
                    Insight Holdings Group, LLC                                  :        0

             (ii)   Shared Power to Vote:

                    Insight Venture Partners V, L.P.                             :        0
                    Insight Venture Partners (Cayman) V, L.P.                    :        0
                    Insight Venture Partners V (Employee Co-Investors), L.P.     :        0
                    Insight Venture Associates V, LLC                            :        316,632
                    Insight Holdings Group, LLC                                  :        316,632

             (iii)  Sole Power to Dispose:

                    Insight Venture Partners V, L.P.                             :        232,550
                    Insight Venture Partners (Cayman) V, L.P.                    :        70,409
                    Insight Venture Partners V (Employee Co-Investors), L.P.     :        13,673
                    Insight Venture Associates V, LLC                            :        0
                    Insight Holdings Group, LLC                                  :        0

             (iv)   Shared Power to Dispose:

                    Insight Venture Partners V, L.P.                             :        0
                    Insight Venture Partners (Cayman) V, L.P.                    :        0
                    Insight Venture Partners V (Employee Co-Investors), L.P.     :        0
                    Insight Venture Associates V, LLC                            :        316,632
                    Insight Holdings Group, LLC                                  :        316,632

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

                               Page 8 of 13 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

             Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

             Not applicable.

ITEM 10. CERTIFICATION

             Not applicable




















                               Page 9 of 13 pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2008

                                    INSIGHT VENTURE PARTNERS V, L.P.

                                    BY: INSIGHT VENTURE ASSOCIATES V, LLC
                                        ITS GENERAL PARTNER


                                    By: /s/ Jeffrey Horing
                                        __________________________________
                                    Name:  Jeffrey Horing
                                    Title: Managing Member


                                    INSIGHT VENTURE PARTNERS (CAYMAN) V, L.P.

                                    BY: INSIGHT VENTURE ASSOCIATES V, LLC
                                        ITS GENERAL PARTNER


                                    By: /s/ Jeffrey Horing
                                        __________________________________
                                    Name:  Jeffrey Horing
                                    Title: Managing Member


                                    INSIGHT VENTURE PARTNERS V
                                    (EMPLOYEE CO-INVESTORS), L.P.

                                    BY: INSIGHT VENTURE ASSOCIATES V, LLC
                                        ITS GENERAL PARTNER


                                    By: /s/ Jeffrey Horing
                                        __________________________________
                                        Name:  Jeffrey Horing
                                        Title: Managing Member


                                    INSIGHT VENTURE ASSOCIATES V, LLC

                                    BY: INSIGHT HOLDING GROUP, LLC,
                                        ITS MANAGING MEMBER

                                    By: /s/ Jeffrey Horing
                                        __________________________________
                                        Name:  Jeffrey Horing
                                        Title: Managing Member

                                    INSIGHT HOLDINGS GROUP, LLC

                                    By: /s/ Jeffrey Horing
                                        __________________________________
                                        Name:  Jeffrey Horing
                                        Title: Managing Member


                               Page 10 of 13 pages

                                  EXHIBIT 2(A)

ITEM 2.  IDENTITY AND BACKGROUND.

                  This Statement is also being filed by Insight Venture Partners V, L.P., a Delaware limited partnership (hereinafter referred to as "VP"), Insight Venture Partners V (Employee Co-Investors), L.P., a Delaware limited partnership (hereinafter referred to as "VP Co-Investors"), Insight Venture Partners (Cayman) V, L.P., a Cayman Islands limited partnership (hereinafter referred to as "VP Cayman", together with VP and VP Co-Investors, the "Insight Funds"), Insight Venture Associates V, LLC, a Delaware limited liability company (hereinafter referred to as "Associates") and Insight Holdings Group, LLC, a Delaware limited liability company (hereinafter referred to as "Holdings"), each of whose principal office is located at c/o Insight Capital Partners V, L.P., 680 Fifth Avenue, 8th Floor, New York, New York 10019. Each of VP, VP Co-Investors, and VP Cayman is engaged in the venture capital business indirectly through the Insight Funds. Each of Associates and Holdings is engaged in the venture capital business indirectly through the Insight Funds.

                  Associates is the general partner of each of the Insight Funds, and as such may be deemed to be the beneficial owner of all shares held by the Insight Funds. Holdings is the managing member of Associates, and as such may be deemed to be the beneficial owner of all shares held by the Insight Funds.


                               Page 11 of 13 pages

                                  EXHIBIT 2(B)

                             JOINT FILING AGREEMENT

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 13th day of February, 2008.



                                      INSIGHT VENTURE PARTNERS V, L.P.


                                      BY: INSIGHT VENTURE ASSOCIATES V, LLC
                                          ITS GENERAL PARTNER


                                      By: /s/ Jeffrey Horing
                                          __________________________________
                                          Name:  Jeffrey Horing
                                          Title: Managing Member


                                      INSIGHT VENTURE PARTNERS (CAYMAN) V, L.P.


                                      BY: INSIGHT VENTURE ASSOCIATES V, LLC
                                          ITS GENERAL PARTNER


                                      By: /s/ Jeffrey Horing
                                          __________________________________
                                          Name:  Jeffrey Horing
                                          Title: Managing Member


                                      INSIGHT VENTURE PARTNERS V
                                      (EMPLOYEE CO-INVESTORS), L.P.


                                      BY: INSIGHT VENTURE ASSOCIATES V, LLC
                                          ITS GENERAL PARTNER


                                      By: /s/ Jeffrey Horing
                                          __________________________________
                                          Name:  Jeffrey Horing
                                          Title: Managing Member



                               Page 12 of 13 pages

                                  SCHEDULE 13G

ISSUER:  Divx Inc.                                        CUSIP NO.: 255413 10 6






                                      INSIGHT VENTURE ASSOCIATES V, LLC


                                      BY: INSIGHT HOLDINGS GROUP, LLC,
                                          ITS MANAGING MEMBER


                                      By: /s/ Jeffrey Horing
                                          __________________________________
                                          Name:  Jeffrey Horing
                                          Title: Managing Member


                                      INSIGHT HOLDINGS GROUP, LLC


                                      By: /s/ Jeffrey Horing
                                          __________________________________
                                          Name:  Jeffrey Horing
                                          Title: Managing Member





                               Page 13 of 13 pages